Exhibit 3.5

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I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “VWR, INC.”, FILED IN THIS OFFICE ON THE FIRST DAY OF MARCH, A.D. 2000, AT 12:30 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Edward J. Freel
	Edward J. Freel, Secretary of State

3185375 8100	AUTHENTICATION:	0289150

001103616	DATE:	03-01-00

CERTIFICATE OF INCORPORATION
OF
VWR, INC.

THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

ARTICLE I

The name of the Corporation is VWR, Inc.

ARTICLE II

The registered office of the Corporation in the State of Delaware is c/o The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of common stock, and such shares shall have a par value of $0.01 per share.

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 12:30 PM 03/01/2000
001103616 - 3185375

ARTICLE V

The amount of the authorized stock of the Corporation of any class or classes may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

ARTICLE VI

Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide. Any director may be removed from office either with or without cause at any time by the affirmative vote of stockholders of record holding a majority of the outstanding shares of the stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose.

ARTICLE VII

The Board of Directors shall have the power to make, adopt, amend or repeal from time to time By-Laws of the Corporation, subject to the power of the stockholders to amend or repeal any By-Law adopted by the Board of Directors.

ARTICLE VIII

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation therefor is not permitted under the general Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence by the stockholders of the Corporation shall not adversely affect any

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right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE IX

The incorporator of the Corporation is W. Donald Sparks, II, Esquire, whose mailing address is One Rodney Square, P.O. Box 551, Wilmington, Delaware 19899.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this lst day of March, 2000.

/s/ W. Donald Sparks, II
W. Donald Sparks, II
Incorporator

In the Presence of:

/s/ Sara A. Wood
Sara A. Wood

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I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “VWR, INC.”, FILED IN THIS OFFICE ON THE FIRST DAY OF MARCH, A.D. 2000, AT 12:30 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Edward J. Freel
	Edward J. Freel, Secretary of State

3185375 8100	AUTHENTICATION:	0289150

001103616	DATE:	03-01-00